Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Experts” and “Summary Selected Financial & Pro Forma Data” and to the use of our report dated March 9, 2007 (except for Note 15, as to which the date is March 12, 2007 and Notes 2, 9, and 10, as to which the date is May 18, 2007) in the Registration Statement and the related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 30,000,000 shares of its common stock.

/s/    ERNST & YOUNG LLP

May 18, 2007